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                                                                    EXHIBIT 10.1


Arthur C. Kellar                             Desarollo Integrado, S.A. de C.V.
106 Ebbtide Drive                            Blvd. Diaz Ordaz #200
North Palm Beach, Florida  33408             Col. Santa Maria
                                             Monterrey, N.L.
                                             Mexico
                                             CP 64650


                                August 3, 2000



Precision Auto Care, Inc.
748 Miller Drive, S.E.
Leesburg, Virginia  20175
Attn;  Woodley A. Allen
       Chairman of the Board of Directors

RE:    $11,250,000 Credit Facilities to Precision Auto Care, Inc.

Dear Woody:

     You have requested that Arthur Kellar and Desarrollo Integrado, S.A. de C.V., each participating at 50% through an entity created, owned and controlled by them (the "Lender"), consider a financing arrangement for Precision Auto Care, Inc. ("PAC") to refinance existing debt and provide for the Borrower's ongoing working capital needs. In connection therewith, and subject to and upon the terms and conditions hereinafter set forth, we are pleased to inform you of our commitment to make available to the Borrower to a total credit facility of $11,250,000 ("Credit Facility") (it being understood that Arthur Kellar and Desarrollo Integrado S.A. de C.V. shall each be responsible for making $5,625,000 of the Credit Facility available through the Lender).

     1.   Borrower:  Precision Auto Care, Inc., its US subsidiaries and its
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          foreign subsidiaries, all jointly and severally, except to the extent that the liability of the Borrower's Mexican subsidiaries would create a deemed dividend to the Borrower for U.S. tax purposes, in which case their liability will be appropriately limited.

     2.   Revolving Credit Facility:  The Lender agrees to provide to the
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          Borrower a three-year revolving credit facility with a minimum capacity of United States Eleven Million Two Hundred and Fifty Thousand Dollars (U.S. $11,250,000) at any one time outstanding (it being understood that Arthur Kellar and Desarrollo Integrado S.A. de C.V. shall each be responsible for making $5,625,000 of the Credit Facility available through the Lender).

     3.   Use of Proceeds:  The facility will be available to purchase the
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          promissory note and related financing documents pursuant to which the existing working capital and acquisition lines of credit were made available to the Borrower by First Union National Bank ("First Union"), which have an aggregate outstanding principal balance of approximately $7,300,000 as of the date of this letter, plus accrued interest. Following
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Woodley A. Allen
August 3, 2000
Page 2

          the refinancing, the entire amount of the Lender's Revolving Credit Facility will be available to finance the Borrower's working capital needs. Prior to refinancing the Borrower's outstanding lines of credit with First Union, the Lender may make available to the Borrower up to $2,500,000 to pay the Borrower's payroll, payroll taxes, debt service obligations and other immediate needs (the "Bridge Loan").

     4.   Structure:  The Lender's Revolving Credit Facility will be structured
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          as an amendment and restatement of the First Union financing. Revised terms will include: (a) an increase in the amount available under the working capital line of credit; (b) the elimination of the acquisition line of credit and the principal amortization requirements with respect thereto, such that the entire principal balance of the Lender's Revolving Credit Facility will be due and payable at maturity, subject to the Mandatory Prepayment Terms described below;
          (c) an increase in the applicable per annum interest rate from LIBOR
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          plus 4.75% to an established fixed rate of 12% per annum; (d) the
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          assignment of all collateral securing the First Union financing, including a lien on all unencumbered real property owned by the Borrower, a pledge of stock in PAC's subsidiaries and a security interest in the Borrower's Accounts, Inventory, Chattel Paper, Documents, General Intangibles, Instruments, Equipment, Securities and Records pertaining to all of the above (as such terms are defined in the Uniform Commercial Code); and (e) the elimination of all financial covenants and appropriate modifications to certain negative covenants as necessary or appropriate to reflect the Lender's status as a non-institutional lender.

          In the event a Bridge Loan is extended by the Lender prior to the time the First Union financing has been amended and restated, the obligation of the Borrower to repay the principal amount of the Bridge Loan, plus interest thereon at 12% per annum, shall be evidenced by a
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          Subordinated Debenture or Demand Note containing the subordination language previously approved by First Union. Such note will be cancelled at such time as all amounts due thereunder are included in the balance due and outstanding under the Lender's Revolving Credit Facility.

          In no event shall amounts outstanding under the Lender's Revolving Credit Facility and the Bridge Loan exceed the Lender's total commitment of U.S. $11,250,000.

     5.   Maturity:  The Lender's Revolving Credit Facility shall mature on
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          September 1, 2003.

     6.   Optional Prepayment:  The Borrower may, at its option, prepay the
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          Lender's Revolving Credit Facility in whole or in part, at any time without premium or penalty.

     7.   Mandatory Prepayment:  The Borrower will be required to prepay the
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          Lender's Revolving Credit Facility from the net cash proceeds generated by any sale of the Company's businesses and assets unless the Lender waives in writing the right to receive proceeds.
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Woodley A. Allen
August 3, 2000
Page 3


     8.   Financing Fee:  At the time of closing on the Lender's Revolving
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          Credit Facility there shall be a financing fee payable by the Borrower to the Lender in the form of warrants to purchase 2,000,000 shares of PAC's common stock at a price per share equal to 125% of the closing price for the PAC common stock reported at the close of business on the day prior to the date on which this letter is executed and delivered by the parties. The Lender understands that the issuance of warrants may be subject to the approval of PAC's stockholders if PAC determines it is advisable to seek such approval in order to comply with applicable NASDAQ listing requirements. IF PAC determines to seek their approval this will be requested as soon as practicable following closing on the Lender's Revolving Credit Facility. In the event that shareholder approval is sought and not obtained, the Lender and the Borrower agree to negotiate some form of mutually acceptable alternative compensation of equivalent value.

     9.   Conditions Precedent:  The Lender's obligation to provide the
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          Revolving Credit Facility shall be subject to the fulfillment of the following conditions:

          A. The execution and delivery, in form and substance acceptable to the Lender and its counsel, of the documents necessary or appropriate to accomplish the foregoing transactions.

          B. The execution by Louis M. Brown of an Employment Agreement with PAC pursuant to which he will agree to (i) serve as PAC's president and chief executive officer beginning August ___, 2000, and (ii) purchase up to 1,700,000 shares of PAC's common stock for U.S. $750,000.

     10.  Miscellaneous:

          A. This commitment may not be assigned or in any way transferred by the Borrower without the prior written approval of the Lender.

          B. This commitment shall be governed by and construed under the laws of the Commonwealth of Virginia. The Revolving Credit Facility shall be governed by and construed under the laws of the Commonwealth of Virginia.

          C. This letter supersedes in all respects any other written and oral communications prior to the date hereof regarding the financing transaction contemplated by this letter.

          D. If the foregoing is satisfactory, kindly indicate your acceptance by signing the enclosed copy of this letter and returning one fully executed letter to the Lender, by the close of business on the fifth business day following the date of its issuance. This commitment shall expire on October 5, 2000 unless the Lender's Revolving Credit Facility has closed before that date.

                                    Yours truly,
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Woodley A. Allen
August 3, 2000
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                                    ____________________________
                                    Arthur C. Kellar



                                    Desarrollo Integrado, S.A. de C.V.



                                    By:_________________________
                                       Name:  Mauricio Zambrano
                                       Title: Managing Director


The foregoing commitment is hereby accepted by the Borrower this ___ day of August, 2000.


Precision Auto Care, Inc.


By:____________________________________
   Name:  Woodley A. Allen
   Title: Chairman of the Board of Directors